Exhibit 10.25

Temporary Land Use Agreement

Party A: Village Committee of Guancun Village (hereinafter referred to as Party A)

Party B: Hangzhou Shangyou Medical Equipment Co., Ltd. (hereinafter referred to as Party B)

In order to adapt to the development of the rural economy, to solve the difficulties of individual family business site shortage, the household shall apply, and after examination and approval of the village three committees, it is allowed to lease limited amount of land in the way of temporary land for supplementary use only, the relevant matters agreed as follows:

I. Party B is engaged in industrial production needs, a piece of land of temporary lease is located in the development zone, east to this plant, south to the Qianliu Road, west to the farmers land, north to the farmers land with a total area of 261.73 square meters.

II. Party B will pay a one-time deposit of RMB_/_ /m2 for second ploughing, which will be held by Party A without interest. The deposit shall be returned at the end of the period of second ploughing, Party B must pay the land use fee of RMB 1,965 in the month of each year. If you do not pay after the deadline, this agreement will be automatically terminated, and Party A will use administrative, economic and legal means to protect the legitimate rights and interests and collect the relevant fees, and all the consequences arising from this will be borne by Party B. Party B must take second ploughing before the spring ploughing, otherwise Party A can use the second ploughing deposit, if the second ploughing deposit is not enough to pay the cost of second ploughing, the deposit is still borne by Party B.

III. The land leased by Party B is temporary land, and there shall be no permanent construction. If it is required to build, it shall be agreed by Party A and limited to simple sheds with the necessary spacing and space around.

IV. Party B must use the land in accordance with the application purpose, must not be moved for other uses, must not be transferred privately, must only be used by the household, and must do a good job of environmental protection, must not affect the road, village planning, drainage smoothly, deal with the relationship with the neighbors, and assume all responsibilities.

V. When the state requisition, collective needs and unified planning, Party A has the right to take back the land at any time without any compensation, and obliges Party B to relocate and clean up within one month, if Party B does not cooperate, Party A can forcibly deal with it, the cost of which can be offset by the second ploughing deposit, if the lease needs to be renewed, Party B has the priority.

VI. The land involved in this agreement does not comply with the provisions of the land lawand is only for Party B’s expediency in case of emergency, if the occurrence of the relevant departments to rectify land use rights, Party B shall cooperate with obedience, Party B shall be responsible for all consequential losses, Party A does not assume any responsibility and obligation.

VII. This agreement is valid for three years from January 1, 2020 to December 31, 2022. This Agreement shall be terminated after Party A recovers the land during the period.

VIII. Anything not mentioned herein shall be executed in accordance with the village regulations and relevant policies and resolutions. If Party B fails to comply with the above provisions, Party A may take back the land at any time and be punished for breach of contract. In case of special circumstances, Party A shall discuss and decide.

IX. This agreement is in duplicate, each party holds one copy.

Party A: Village Committee of Guancun Village	Party B

Representative:	Representative: Yu Baiming (signature) Hangzhou Shangyou Medical Equipment Co., Ltd. (seal)

January 1, 2020